Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES ADDITION TO ITS BOARD OF DIRECTORS

HOUSTON November 16, 2012 — Dril-Quip, Inc. (NYSE: DRQ) announced today that Terence B. Jupp has been appointed to its Board of Directors upon the recommendation of its Nominating, Governance and Compensation Committee.

Mr. Jupp, 53, has been Chief Operating Officer of CASA Exploration, a recently formed oil and gas exploration company, since January 2012. From September 2009 until January 2012, Mr. Jupp was President and Chief Executive Officer of Trans-Global Oil and Gas Corp., and from April 2008 until August 2009 was Chief Operating Officer of Turkana Energy. From May 2007 until March 2008, Mr. Jupp was a private investor. From August 2006 until April 2007, Mr. Jupp was employed by Anadarko Petroleum as Vice President International Operations – Americas/Far East following its acquisition of Kerr-McGee Oil and Gas. Prior to that, he worked for Kerr-McGee in various management positions domestically and internationally for over 20 years, including as Vice President – International Exploration and Production. Mr. Jupp holds a Bachelor of Science degree in petroleum engineering from Texas A&M University.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.